Exhibit 99.1

Equillium Reports First Quarter 2022 Financial Results and
Provides Corporate and Clinical Development Updates

Initiated EQUATOR Phase 3 study of itolizumab in first-line aGVHD

Acquired Bioniz Therapeutics, adding two first-in-class clinical-stage assets to pipeline and proprietary product discovery platform

LA JOLLA, California, May 12, 2022 - Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company focused on developing novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced financial results for the first quarter 2022 and provided an update on its corporate development and clinical programs.

“It’s been a transformative start to the year, leading to significant enhancements in how we are building value going forward,” said Bruce Steel, chief executive officer at Equillium. “Since the beginning of the year we announced the acquisition of Bioniz Therapeutics, adding two first-in-class therapeutic candidates to our pipeline and an underlying novel drug discovery platform. This enables us to further expand our approach to business development and partnering efforts and significantly adds to our future operational milestones and pending data catalysts. In March we also announced the initiation of our Phase 3 EQUATOR study of itolizumab in first-line acute graft-versus-host disease and look forward to interim data from the Phase 1b EQUALISE study of itolizumab in patients with lupus nephritis expected mid-year.”

Clinical Highlights Since the Beginning of Q1 2022:

•
Initiated Phase 3 EQUATOR study of itolizumab in first-line acute graft-versus-host disease (aGVHD), a randomized, double-blind global pivotal study assessing the efficacy and safety of itolizumab versus placebo as a first-line therapy for aGVHD in combination with corticosteroids that will enroll up to 200 patients. The primary endpoint assessment is complete response rate at Day 29, with key secondary endpoints of overall response rate at Day 29 and durability of complete response rate from Day 29 through Day 99.
•
Published data in the Journal of Clinical Investigation confirming the role of T cells activated by the CD6-ALCAM pathway in the development of lupus nephritis.

Corporate Highlights Since the Beginning of Q1 2022:

•
Acquired Bioniz Therapeutics, a privately held clinical-stage biotechnology company, significantly expanding the company’s pipeline of novel immunomodulatory drug candidates, including two first-in-class clinical-stage assets (EQ101 & EQ102) and a proprietary product discovery platform. Lead assets are multi-specific inhibitors of key disease-driving, clinically validated cytokine targets aimed at addressing unmet needs across a range of immuno-inflammatory indications.
•
Appointed Barbara Troupin, M.D., formerly of Myokardia, ERX Pharmaceuticals, Aquinox and Apricus Biosciences to Equillium’s board of directors.

Anticipated Upcoming Milestones & Catalysts:

•
Itolizumab - EQUALISE Phase 1b study: interim data from the Type B part of the study in patients with lupus nephritis expected mid-2022

•
EQ101 - Phase 2 study in alopecia areata initiation expected 2H 2022
•
EQ102 - Phase 1 study initiation expected in 2H 2022, anticipated to include normal healthy volunteers and celiac disease patients

First Quarter 2022 Financial Results

Research and development (R&D) expenses for the first quarter of 2022 were $10.8 million, compared with $5.9 million for the same period in 2021. The increase was primarily due to greater clinical development expenses, driven by start-up expenses related to the EQUATOR study, greater employee compensation and benefit expenses driven by increased headcount, greater non-clinical research costs, and transaction costs associated with the Bioniz acquisition.

Acquired in-process research and development (IPR&D) expenses for the first quarter of 2022 were $23.0 million resulting from the accounting for the Bioniz acquisition. Those IPR&D expenses were comprised of $22.5 million in non-cash expense associated with the fair value of the equity consideration and $0.5 million for the net liabilities acquired. There were no IPR&D expenses in the first quarter of 2021.

General and administrative (G&A) expenses for the first quarter of 2022 were $3.5 million, compared with $2.8 million for the same period in 2021. The increase was primarily due to greater employee compensation and benefits, greater legal fees and consulting expenses.

Net loss for the first quarter of 2022 was $37.4 million, or $(1.17) per basic and diluted share, compared with a net loss of $9.0 million, or $(0.33) per basic and diluted share for the same period in 2021. The increase in net loss was largely attributable to greater operating expenses, especially the acquired IPR&D expenses.

Cash used in operations for the first quarter of 2022 was $12.1 million compared to $10.2 million in the fourth quarter of 2021. Key drivers of the quarter-over-quarter increase in cash used in operations include the 2021 annual bonuses that were paid in the first quarter of 2022, increased payments related to non-clinical research, and payments related to the Bioniz acquisition, partially offset by our annual directors and officers insurance premiums which were paid in the fourth quarter of 2021.

Cash, cash equivalents and short-term investments totaled $68.8 million as of March 31, 2022, compared to $80.7 million as of December 31, 2021. Of that $11.9 million reduction in cash and investments in the first quarter of 2022, approximately $1.0 million was estimated to be one-time costs related to the Bioniz acquisition transaction. Equillium believes that its cash and investments will be sufficient to fund operations for at least the next 12 months.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM pathway. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited.

About Multi-Cytokine Platform: EQ101 & EQ102

Our proprietary multi-cytokine platform (MCP) generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach provides multi-cytokine inhibition at the receptor level and is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as JAK inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current MCP assets include EQ101, a first-in-class, tri-specific inhibitor of IL-2, IL-9 and IL-15, and EQ102, a first-in-class, selective inhibitor of IL-15 and IL-21.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel immunomodulatory assets targeting immuno-inflammatory pathways. Itolizumab, a first-in-class monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells, is currently in a Phase 3 study for patients with acute graft-versus-host disease (aGVHD) and is in a Phase 1b study for patients with lupus/lupus nephritis. EQ101, a first-in-class tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15, is Phase 2 ready and expected to begin enrolling patients in an alopecia areata study in the second half of 2022. EQ102, a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21, is ready for clinical development and expected to begin enrolling patients in a Phase 1 study anticipated to include normal healthy volunteers and celiac disease patients, in the second half of 2022.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding the potential benefit of treating patients with aGVHD or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab including the expected timing of initiating, completing and announcing further results from the EQUATE, EQUIP, and EQUALISE studies, Equillium’s plans and expected timing for developing EQ101 and EQ102 including the expected timing of initiating, completing and announcing further results from Phase 2 and Phase 1 studies, respectively, the potential benefits and impact of the Bioniz acquisition, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, statements regarding the impact of new members of the board of directors, Equillium’s anticipated timing of regulatory review and feedback, Equillium’s cash runway, and Equillium’s plans and expected timing for developing its product candidates and potential benefits of its product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the abilities of the leadership team to perform as expected; Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting EDGAR on the SEC web site at http://www.sec.gov and on the Company’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Media Contacts

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31,	December 31,
	2022	2021

Cash, cash equivalents and short-term investments	$68,823	$80,711
Prepaid expenses and other assets	3,871	3,049
Operating lease right-of-use assets	1,541	1,645
Total assets	$74,235	$85,405
Current liabilities	13,113	8,915
Long-term notes payable	7,370	8,750
Long-term operating lease liabilities	1,122	1,235
Total stockholders' equity	52,630	66,505
Total liabilities and stockholders' equity	$74,235	$85,405

Equillium, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021

Operating expenses:
Research and development	$10,763	$5,880
Acquired in-process research and development	23,049	-
General and administrative	3,517	2,815
Total operating expenses	37,329	8,695
Loss from operations	(37,329)	(8,695)
Other expense, net	(88)	(296)
Net loss	$(37,417)	$(8,991)
Net loss per common share, basic and diluted	$(1.17)	$(0.33)
Weighted-average number of common shares outstanding, basic and diluted	31,865,783	27,325,372